Exhibit 10.11

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer:	Union Central Life Massachusetts Mutual

Policy Number:	#U200002286 # 0048382

Bank:	First Federal Savings Bank Monessen, PA

Insured:	Richard Boyer

Relationship of Insured to Bank:	Executive

The respective rights and duties of the Bank and the Insured in the subject policy shall be pursuant to the terms set forth below:

I.	DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject split dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.	Upon the death of the Insured, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the following amount from the Effective Date hereof [Paragraph XIX].

Richard Boyer	$1,000,000 to age 65 $500,000 at age 65 and thereafter

B.	The Bank shall be entitled to the remainder of the proceeds.

C.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT

A.	Employee Voluntary Termination of Service:

If the Executive terminates employment voluntarily with the Subsidiary prior to attaining his Normal Retirement Age, his division of the death proceeds (Paragraph VI) shall be as follows:

Years of Employment with Subsidiary from the Date of this Agreement	Percentage

Less than one year	0
At least one year, but less than two years	20%
At least two years, but less than three years	40%
At least three years, but less than four years	60%
At least four years, but less than five years	80%
Five years or more	100%

B.	Employer Termination of Service Without Cause:

This Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors. personal representatives and assigns.

XII.	NAMED FIDUCIARY AND PLAN ADMINISTRATOR

The “Named Fiduciary and Plan Administrator” of this Endorsement Method Split Dollar Agreement shall be First Federal Savings Bank until resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

XIII.	FUNDING POLICY

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

XIV.	CLAIM PROCEDURES FOR LIFE INSURANCE POLICY AND SPLIT DOLLAR PLAN

Claim forms or claim information as to the subject policy can be obtained by contacting The Benefit Marketing Group. Inc.
(770–952–1529). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy. they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued to the Named Fiduciary.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XV.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XVI.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer for any and all liability.

XVII.	CHANGE OF CONTROL

In the event of Change of Control, if the Insured’s employment is subsequently terminated, the Insured shall be one hundred percent (100%) vested in the benefits promised in this Agreement and, therefore, upon the death of the Insured, the Insured’s beneficiary(ies) (designated in accordance with Paragraph III) shall receive the death benefit provided in Subparagraph VI(A).

XVIII.	AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part. by the mutual written consent of the Insured and the Bank.

XIX.	EFFECTIVE DATE

The Effective Date of this Agreement shall be June 1. 2002.

XX.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be over broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XXI.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

FIRST FEDERAL SAVINGS BANK Monessen, PA

Illegible Witness	By: /s/ Peter D. Griffith Title: President

/s/ Marilyn Faysor Witness	By: /s/ Richard B. Boyer Richard Boyer

BENEFICIARY DESIGNATION FORM

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

Name	Address	Relationship

All sums payable under the Executive Supplemental Retirement Plan Executive Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no primary beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Richard Boyer	Date